Exhibit 99.1

NEWS RELEASE

ALBANY INTERNATIONAL REPORTS THIRD-QUARTER EARNINGS

Third-Quarter Highlights

•
Net income per share was a loss of $0.13, after restructuring charges of $0.34. Net income per share was also reduced by idle-capacity costs related to restructuring of $0.06, costs related to continuing performance-improvement initiatives of $0.17, and discrete income tax adjustments of $0.04. Net income per share was $0.49 in the third quarter of 2006, including a reduction to income of $0.10 for restructuring, and a favorable discrete tax adjustment of $0.12.

•
The Company remains on track to reach total annualized savings from all of the initiatives taken or announced since Q3 2006 of at least $0.50 per share by the end of 2007, growing to at least $1.00 per share by the end of 2008.

•	Net sales were $276.3 million, an increase of 13.8 percent compared to the same period last year.

•	Net sales in the Paper Machine Clothing (PMC) segment increased 8.5 percent compared to the same period last year.

•	Net sales in the Applied Technologies segment increased 29.1 percent compared to the same period last year.

•	Net sales in the Door Systems segment increased 27.1 percent compared to the same period last year.

Albany, New York, November 6, 2007–Albany International Corp. (NYSE:AIN) reported a third-quarter net loss per share of $0.13, after restructuring charges of $0.34. Net income per share was also reduced by idle-capacity costs related to restructuring of $0.06, costs related to continuing performance-improvement initiatives of $0.17, and discrete income tax adjustments of $0.04. Net income per share was $0.49 in the third quarter of 2006, including a reduction to income of $0.10 for restructuring, and a favorable discrete tax adjustment of $0.12.

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 Albany International Corp.
PO Box 1907
Albany, NY 12201 USA
www.albint.com

The Q3 2007 restructuring charge of $0.34 per share ($13.5 million) is principally for costs associated with the previously announced shutdowns in East Greenbush and Menands, New York. In addition, idle-capacity expense, primarily labor, related to the shutdown activity at these two plants increased the cost of goods sold during the quarter by $0.06 ($2.3 million). Costs related to performance-improvement initiatives were $0.17 per share ($6.5 million), including $4.5 million in Selling, Technical, General and Research (STG&R) expenses and $2.0 million in Cost of Goods Sold. The increased STG&R expenses are principally due to non-capitalized SAP project costs, redundant personnel expenses incurred in the transition to a centralized European administration, and costs related to the integration of R-Bac Industries into Albany Door Systems. Cost of Goods Sold during the quarter includes additional costs related to the start-up of the greenfield PMC plant in China, PMC equipment relocation expenses, and the transfer of manufacturing operations of the U.S. Engineered Fabrics business to a greenfield facility in Kaukauna, Wisconsin.

Net sales increased $33.4 million, or 13.8 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 9.4 percent.

The following table presents net sales by segment and the effect of changes in currency translation rates:

Table 1
(in thousands)	Net Sales Three Months ended September 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2007	2006
Paper Machine Clothing	$193,377	$178,209	8.5%	$6,251	5.0%
Applied Technologies	45,512	35,240	29.1%	1,958	23.6%
Albany Door Systems	37,363	29,389	27.1%	2,384	19.0%
Total	$276,252	$242,838	13.8%	$10,593	9.4%

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Gross profit was 34.0 percent of net sales in the third quarter of 2007, compared to 38.4 percent in the same period of 2006. The decrease is principally due to the increases in Cost of Goods Sold from the above-mentioned idle-capacity costs and performance-improvement initiatives and a shift in the sales mix due to the accelerating growth in the emerging businesses.

STG&R expenses were 28.3 percent of net sales in the third quarter of 2007 as compared to 28.6 percent in the third quarter of 2006. STG&R expenses were $78.1 million in the third quarter of 2007, in comparison to $69.5 million in the third quarter of 2006. The Q3 2007 increase includes $3.1 million related to the effect of changes in currency translation rates and the $4.5 million of expenses noted above related to performance-improvement initiatives. Q3 2006 STG&R expenses were reduced by approximately $2.2 million as a result of adjusting incentive compensation accruals based on Company and stock price performance.

Operating income was $2.2 million in the third quarter of 2007, compared to $19.7 million for the same period of 2006. The reduction was principally due to costs associated with restructuring and performance-improvement initiatives.

The following table presents segment operating income:

Table 2
(in thousands)	Operating Income Three Months ended September 30,
	2007	2006
Paper Machine Clothing	$17,324	$29,030
Applied Technologies	3,702	3,648
Albany Door Systems	(99)	1,054

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Third-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	2007				2006
(in thousands)	Restructuring and other, net	Idle- capacity costs at plants closing	Performance- improvement initiatives	Total	Restructuring and other, net
Paper Machine Clothing	$13,204	$2,331	$3,190	$18,725	$3,022
Applied Technologies	-	-	452	452	-
Albany Door Systems	-	-	1,085	1,085	-
Research expense	308	-	-	308	-
Unallocated expense	-	-	1,798	1,798	1,074
Consolidated total	$13,512	$2,331	$6,525	$22,368	$4,096

On November 2, 2007, the Company filed a Form 8-K detailing the amount and timing of restructuring expenses associated with the production shutdowns in East Greenbush and Menands, New York. As described in that filing, some restructuring charges are required to be recognized after the third quarter of 2007. Except for the items described in that filing, the Company does not expect any significant additional restructuring charges related to previously announced restructuring activities. The Company expects idle-capacity costs related to the announced plant closures to continue through the first quarter of 2008. As for performance-improvement initiatives, the Company expects additional expenses for SAP to continue through 2008 and into 2009, expenses for the China start-up to continue through 2008, and expenses for the other performance-improvement initiatives included in table 3 to continue into the first quarter of 2008.

The effective third-quarter income tax rate before discrete tax items was 25 percent in 2007 and 31 percent in 2006. Included in third-quarter income tax expense are discrete tax adjustments that decreased net income by $0.04 per share in 2007, and increased net income by $0.12 per share in 2006.

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Net cash provided by operating activities was $4.5 million in the third quarter of 2007, compared to a use of cash in the amount of $24.7 million for the third quarter of 2006. Cash flow in the third quarter of 2006 included a use of $40.8 million related to the termination of the Company’s accounts receivable securitization program. Capital spending during the third quarter of 2007 was $38.6 million, and totaled $90.7 million for the first nine months of 2007. Construction of the greenfield PMC plant in China and the expansion of manufacturing capacity in Korea are progressing on plan, and the construction of the greenfield Engineered Fabrics plant in Kaukauna, Wisconsin, was completed. The Company expects capital spending to be consistent with the previously announced plans, which call for $160 million of spending in 2007. Depreciation and amortization were $14.3 million and $1.3 million, respectively, for the third quarter of 2007, and are expected to be approximately $58 million and $5 million, respectively, for the full year.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Compared to Q3 2006, PMC segment net sales increased 8.5 percent, and increased 5.0 percent excluding the effect of changes in currency translation rates. In Western Europe, lower average prices for paper machine clothing were more than offset by significantly higher volumes and orders year to date are 11.8 percent higher than the same period in 2006. See tables 2 and 3 and the accompanying discussion for more detail on PMC segment income.

Applied Technologies

This segment includes the emerging businesses that apply our core competencies in advanced textiles and materials to other industries including specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); fabrics, wires, and belting products for the nonwovens and pulp industries, and industrial process belts for tannery, textile,

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and corrugator applications (Albany Engineered Fabrics); specialty filtration products for wet and dry applications (Albany Filtration Technologies);and insulation for personal outerwear and home furnishings (PrimaLoft®).

Third-quarter net sales increased 29.1 percent compared to Q3 2006, and 23.6 percent excluding the effect of changes in currency translation rates. Compared to the third quarter of 2006, Albany Engineered Composites (AEC) net sales increased 46.6 percent, Albany Filtration Technologies net sales increased 150 percent, and Albany Engineered Fabrics net sales increased 5.6 percent. AEC had an operating loss of $1.3 million ($0.03 per share) for the third quarter resulting from both production inefficiencies from rapid scale-up of manufacturing at the Boerne, Texas, plant and a 25 percent increase in AEC’s engineering and project management staff in response to increasing growth opportunities.

Albany Door Systems

This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

Third-quarter net sales increased 27.1 percent compared to Q3 2006, and 19.0 percent excluding the effect of changes in currency translation rates. The order backlog for this segment was strong. The integration of R-Bac Industries into North American operations contributed to the sales growth. Manufacturing operations in Europe are being consolidated into Lippstadt, Germany, following the closure of the facility in Halmstad, Sweden.

Comments on Current and Planned Activities

President and CEO Joe Morone said, “For the past several quarters, our earnings releases and calls have focused on our efforts to return to Q2 2006 profit levels by Q4 2007, excluding any costs associated with restructuring and performance-improvement initiatives. We have described those efforts as comprising three distinct sets of activities: (a) a gradual

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recovery of PMC revenues, fueled by growth in volume; (b) global restructuring; and (c) accelerating growth of our emerging businesses. In each of our most recent calls, we have emphasized that all three sets of activities are necessary to restore and grow profitability, and that we have been making good and sustainable progress in all three. We have also reminded investors that even with this progress, the underlying risk of further price instability in PMC remains real.

“In Q3 2007, the good and sustainable progress continued on all three fronts. The restructuring in particular hit peak levels of scope and intensity this quarter, and reached virtually every corner of the Company, from the consolidation of PMC manufacturing capacity in North America and Western Europe, to the expansion of PMC manufacturing capacity in Latin America and Asia, to the start-up of the shared services center in Europe, start-up of a greenfield manufacturing facility in Engineered Fabrics, consolidation of manufacturing operations in European Doors, integration of an important acquisition in North American Doors, the continuing migration of our enterprise business systems to SAP, the rollout of an entirely new global procurement system, and the elimination of another layer of management at corporate headquarters.

“The net result is that by the end of the third quarter, we had put in place all of the measures necessary to achieve our short-term objective of returning to Q2 2006 profit levels by Q4 2007. Actual Q4 results will, of course, depend at least to some extent on short-term market fluctuations, but assuming no disruptions in the PMC market, we are optimistic about hitting our target, and internally, we have already moved on to the next phase in our ‘cash and grow’ strategy, which is all about maximizing free cash flow from PMC, while maximizing profitable growth in the emerging businesses.

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“The clearest measure of progress this quarter, and of why we are turning our attention now to Phase 2 of cash and grow, is financial performance at the operating unit level; that is, segment net sales and segment operating income before the costs associated with restructuring and performance-improvement initiatives.

“In the PMC segment, Q3 2007 net sales improved by 8.5 percent compared to Q3 2006 and hit a record high for third-quarter revenues for this segment. Sales of paper machine clothing by the Americas corridor grew 4 percent, despite a sharp downturn in the Canadian market; sales by the European corridor grew 8 percent despite lower prices; and sales by operations in the Asian corridor increased 23 percent. All of the growth was driven by increases in volume. The strong PMC top line is particularly noteworthy given the heavy restructuring in Q3. We were able to push ahead in the marketplace, while at the same time avoiding the kinds of disruptions to customer supply chains that so often accompany restructuring.

“We saw similar improvement in PMC segment operating income in Q3. As shown on tables 2 and 3, when the costs associated with the restructuring and performance-improvement initiatives are excluded, operating income from PMC increased by 12.5 percent in Q3 2007 compared to Q3 2006. We expect to see additional improvement in PMC operating income as the savings from the most recently announced plant shutdowns begin to take effect in the second quarter of 2008, and as we continue to transform our business into the most efficient global configuration possible.

“In past releases, we have not offered the level of detail shown in tables 2 and 3. We thought it helpful to do so now in order to provide investors with a sense of the magnitude of the restructuring that we are undergoing, and of the very clear signs of the resulting improvement in operational performance that are beginning to emerge.

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“Turning to Albany Door Systems, in our last earnings release I expressed my disappointment in the income performance of this business, but also confidence that we were taking the steps necessary to improve profitability in Q3 and to deliver good performance in Q4 2007. Net sales in Q3 were 27 percent ahead of what was a strong Q3 for Doors in 2006, and were up sharply in all geographic regions and in both product and after-market. More importantly, profitability began to improve and was substantially better than Q2. We expect an acceleration of both top- and bottom-line performance in Q4 2007 and into 2008.

“In Applied Technologies sales grew by 29 percent compared to Q3 2006, and operating income, excluding the effect of performance-improvement initiatives, increased 13.9 percent. The one disappointment in this segment was the $1.3 million ($0.03 per share) operating loss of Albany Engineered Composites (AEC). Yet even here, there were important signs of progress, particularly as we turn our attention beyond our short-term Q4 target. Last quarter, when we reported that AEC lost $1.8 million, we explained that the loss stemmed from delays in shipment requests from key customers, a not uncommon phenomenon in the aerospace industry. This quarter, exactly the reverse occurred. Customer requests for shipments surged. Sales were 46 percent ahead of Q3 2006, and 34 percent ahead of Q2 2007. This spike in customer requests for shipments is also a rather common phenomenon in aerospace, and especially when it is associated with the introduction of a new product, it leads to a classic pattern: as suppliers rush to meet the surge in customer shipment schedules, the normal production learning curve is compressed, which results in costly temporary inefficiencies. This effect at our Boerne, Texas, plant was compounded by a 25 percent increase in AEC’s engineering and project management staff, as we continued to add technical talent in order to keep apace of increasing new business development contracts and opportunities.

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“This pattern is likely to continue for the next two quarters. We expect additional surges in customer requests for shipments, and to keep up with the growth in new business opportunities with new and existing customers, we expect to continue to invest in additional engineering talent and capacity.

“For the past year, I have told our investors that I expected AEC to be accretive during 2007. It is now clear that it will not be. We expect losses to diminish over the next two quarters and for the results to then become increasingly profitable over the balance of 2008 and beyond.

“In Q3 2007 and again in Q4, faced with more rapid growth than even we had been anticipating, we could have opted to maximize AEC’s short-term operating income, particularly given all the emphasis on returning to Q2 2006 profitability by Q4 of this year. But doing so would have required us to delay shipments to our customers, which would have undermined our emerging reputation, and to delay hiring new technical talent, which would have forced us to forgo a number of promising new business opportunities. So we opted to place maximizing intermediate and long-term profit growth ahead of Q3 and Q4 earnings. Everything we are learning about this business, everything our customers tell us about the distinctiveness of our technology, leads us to the conclusion that Albany Engineered Composites is an extraordinary growth opportunity that if managed wisely in the very near term, will generate attractive returns on investment for a long time to come.

“So Q3 was an important quarter for Albany International, marked by a combination of an unprecedented intensity and scope of restructuring, continuing progress in each of our three PMC markets, and powerful growth in our most important emerging businesses. We believe we have taken all the steps necessary to realize our short-term objective of restoring profit levels of Q2 2006 by Q4 of this year, and are now turning our attention to the next chapter in the cash and grow story.”

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The Company plans a live web cast to discuss third-quarter 2007 financial results on Wednesday November 7, 2007, at 9:00 a.m. Eastern Time. For access, go to www.albint.com

Albany International is a global advanced textiles and materials company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extend its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, and the percentage increase in segment operating income excluding the costs associated with restructuring and performance-improvement initiatives, that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, and highlighting the impact of specific restructuring and performance-improvement measures on operating income of a business segment, can give management and investors additional insight into fundamental sales and operating income trends.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period That amount is then compared to the U.S. dollar amount reported in the current period.

Forward-looking statements in this release or in the webcast, including statements about future economic conditions, materials costs, growth in PMC sales and operating income during

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the next several quarters, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost reduction and process improvement initiatives, pension contributions, pricing conditions in the PMC industry, paper industry outlook, the amount and timing of capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2006 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

Contacts:
Investors:
John Cozzolino, Vice President of Strategic Planning
518-445-2281
john.cozzolino@albint.com

Media:
Susan Siegel, Director of Corporate Communications
518-445-2284
susan.siegel@albint.com

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ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2007	2006		2007	2006

$276,252	$242,838	Net sales	$801,259	$755,691
182,463	149,537	Cost of goods sold	512,476	454,405

93,789	93,301	Gross profit	288,783	301,286
78,067	69,521	Selling, technical, general and research expenses	235,379	219,147
13,512	4,096	Restructuring and other	28,233	4,096

2,210	19,684	Operating income	25,171	78,043
3,861	1,738	Interest expense, net	10,873	6,329
1,840	2,169	Other expense, net	2,861	2,941

(3,491)	15,777	(Loss)/income before income taxes	11,437	68,773
185	1,253	Income tax expense	1,168	16,990

(3,676)	14,524	(Loss)/income before associated companies	10,269	51,783
(195)	(196)	Equity in (losses)/earnings of associated companies	(430)	47

$(3,871)	$14,328	Net (loss)/income	$9,839	$51,830

		(Losses)/earnings per share:
$(0.13)	$0.49	Basic	$0.33	$1.73
$(0.13)	$0.48	Diluted	$0.33	$1.70

		Shares used in computing (losses)/earnings per share:
29,492	29,103	Basic	29,380	30,017
29,492	29,594	Diluted	29,790	30,539

$0.11	$0.10	Dividends per share	$0.32	$0.29

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	September 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$46,767	$68,237
Accounts receivable, net	232,551	202,611
Inventories	252,134	224,210
Income taxes receivable and deferred	44,322	23,586
Prepaid expenses	16,009	10,552
Total current assets	591,783	529,196

Property, plant and equipment, net	459,888	397,521
Investments in associated companies	5,973	6,634
Intangibles	11,754	9,343
Goodwill	189,559	172,890
Deferred taxes	106,712	112,280
Cash surrender value of life insurance policies	42,861	41,197
Other assets	53,187	37,486
Total assets	$1,461,717	$1,306,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$21,673	$12,510
Accounts payable	55,198	50,214
Accrued liabilities	140,882	101,995
Current maturities of long-term debt	1,225	11,167
Income taxes payable and deferred	6,662	20,099
Total current liabilities	225,640	195,985

Long-term debt	411,560	354,587
Other noncurrent liabilities	219,641	219,774
Deferred taxes and other credits	53,964	37,076
Total liabilities	910,805	807,422

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
34,819,384 in 2007 and 34,518,870 in 2006.	35	35
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2007 and 2006	3	3
Additional paid in capital	325,976	316,164
Retained earnings	539,539	541,602
Accumulated items of other comprehensive income:
Translation adjustments	26,944	(18,348)
Pension liability adjustment	(82,562)	(81,071)
	809,935	758,385
Less treasury stock (Class A), at cost (8,530,066 shares
in 2007 and 8,540,882 in 2006)	259,023	259,260
Total shareholders' equity	550,912	499,125
Total liabilities and shareholders' equity	$1,461,717	$1,306,547

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$9,839	$51,830
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses/(earnings) of associated companies	430	(47)
Depreciation	43,020	40,348
Amortization	3,605	3,096
Provision for deferred income taxes, other credits and long-term liabilities	(2,925)	(17,067)
Provision for write-off of equipment	3,452	506
Increase in cash surrender value of life insurance	(2,146)	(2,562)
Unrealized currency transaction gains and losses	(273)	2,112
Shares contributed to ESOP	4,065	5,209
Stock option expense	602	1,154
Tax benefit of options exercised	(1,088)	(697)
Issuance of shares under long-term incentive plan	937	-

Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(16,895)	(61,728)
Note receivable	-	17,827
Inventories	(18,804)	(24,093)
Income taxes prepaid and receivable	(16,076)	-
Prepaid expenses	(4,570)	(2,139)
Accounts payable	922	(2,632)
Accrued liabilities	33,449	15,333
Income taxes payable	1,667	(1,155)
Other, net	61	(4,200)
Net cash provided by operating activities	39,272	21,095

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(90,684)	(54,334)
Purchased software	(11,687)	(306)
Acquisitions, net of cash acquired	(9,592)	(7,918)
Cash received from life insurance policy terminations	1,470	-
Premiums paid for life insurance policies	(988)	-
Net cash (used in) investing activities	(111,481)	(62,558)

FINANCING ACTIVITIES
Proceeds from borrowings	83,697	209,530
Principal payments on debt	(28,104)	(16,488)
Purchase of treasury shares	-	(131,499)
Purchase of call options on common stock	-	(47,688)
Sale of common stock warrants	-	32,961
Proceeds from options exercised	2,958	2,428
Tax benefit of options exercised	1,088	697
Debt issuance costs	-	(5,434)
Dividends paid	(9,088)	(8,533)
Net cash provided by financing activities	50,551	35,974

Effect of exchange rate changes on cash flows	188	3,503

(Decrease) in cash and cash equivalents	(21,470)	(1,986)
Cash and cash equivalents at beginning of year	68,237	72,771
Cash and cash equivalents at end of period	$46,767	$70,785